EXHIBIT 99.1

N E W S R E L E A SE
For Immediate Release
One American Row
PO Box 5056
Hartford CT 06102-5056
www.phoenixwm.com

Contacts:
Media Relations Alice S. Ericson, 860-403-5946 alice.ericson@phoenixwm.com	Investor Relations Naomi Baline Kleinman, 860-403-7100 pnx.ir@phoenixwm.com

Phoenix Companies (PNX) Reports Growth in Net Income for Full-Year 2011, Continued Momentum in Business Fundamentals for Fourth Quarter

Hartford, Conn., February 16, 2012 – The Phoenix Companies, Inc. (NYSE:PNX) today reported full-year 2011 net income of $8.1 million, or $0.07 per diluted share, and operating income of $42.0 million, or $0.36 per diluted share. These results compare with a net loss of $12.6 million, or $0.11 per share, and an operating loss of $9.6 million, or $0.08 per share, for full-year 2010.

For the fourth quarter of 2011, the company reported a net loss of $22.0 million, or $0.19 per share, and operating income of $1.1 million, or $0.01 per diluted share. The fourth quarter of 2010 had a net loss of $11.6 million, or $0.10 per share, and operating income of $7.8 million, or $0.07 per diluted share.

Excluding unusual items totaling $16.5 million, detailed in the table below, full-year 2011 pre-tax operating income was $64.7 million, or $0.55 per diluted share. Excluding $15.1 million of unusual items, fourth-quarter 2011 pre-tax operating income was $17.7 million, or $0.15 per diluted share. Given the significant volatility in the company’s GAAP tax provision, operating comparisons are also given on a pre-tax basis.

“We delivered another solid quarter in a solid year, sustaining favorable trends in our fundamentals including mortality, persistency, investment performance, core operating earnings and sales,” said James D. Wehr, president and chief executive officer. “In addition, we addressed several legacy issues that affected fourth quarter earnings, which do not detract from our fundamental progress.

“In fact, 2011 was our strongest year since 2007 as we built on the progress made in the previous two years and established a sustainable path for profitable growth. At the same time, we continue to strengthen the balance sheet, effectively manage our large inforce block, and further reduce expenses. We were pleased to see these improvements recently acknowledged by two of the rating agencies with outlook changes to ‘positive,’” Mr. Wehr said.

“We ended 2011 with a stabilized and enhanced financial profile, improved capital adequacy and positive earnings momentum, as well as confidence in our prospects for 2012 and beyond,” he said.

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The Phoenix Companies, Inc. … 2

FOURTH QUARTER AND FULL YEAR EARNINGS SUMMARY

($ in millions)	Fourth Quarter 2011	Third Quarter 2011	Fourth Quarter 2010	Full Year 2011	Full Year 2010
Net Income (Loss)	$(22.0)	$31.8	$(11.6)	$8.1	$(12.6)
Realized Gains (Losses)	(9.4)	6.1	(29.3)	(16.4)	(9.9)
Net DAC, PDO, Tax and Other Offsets	1.4	1.4	12.8	4.5	(5.1)
Discontinued Operations[1]	(15.1)	(4.7)	(2.9)	(22.0)	12.0
Operating Income (Loss) [2]	$1.1	$29.0	$7.8	$42.0	$(9.6)
Applicable Income Tax Expense (Benefit)	1.5	(9.0)	10.0	6.2	(4.6)
Operating Income (Loss) Before Taxes[2]	$2.6	$20.0	$17.8	$48.2	$(14.2)

Earnings Per Share Summary
Net Income (Loss) Per Share
Basic	$(0.19)	$0.27	$(0.10)	$0.07	$(0.11)
Diluted	$(0.19)	$0.27	$(0.10)	$0.07	$(0.11)
Operating Income (Loss) Per Share
Basic	$0.01	$0.25	$0.07	$0.36	$(0.08)
Diluted	$0.01	$0.25	$0.07	$0.36	$(0.08)
Weighted Average Shares Outstanding (in millions)
Basic	116.5	116.9	116.3	116.5	116.3
Diluted	116.5	117.1	116.3	118.0	116.3

1 Net of taxes.

2 Net realized investment gains (losses) and the related offsets, are excluded from operating income because their size and timing are frequently subject to management’s discretion. Operating income, as well as components of and financial measures derived from operating income, are non-GAAP financial measures.  Management believes that these measures provide investors with additional insight into the underlying trends in our operations. In addition, these are internal performance measures we use in the management of our operations, including our compensation plans and planning processes. Net income and net income per share are the most directly comparable GAAP measures. Our non-GAAP financial measures should not be considered as substitutes for net income and net income per share. Therefore, investors should evaluate both GAAP and non-GAAP financial measures when reviewing our performance.

UNUSUAL ITEMS

To help investors understand the company’s results, unusual items included in operating income are detailed in the following table.

Unusual Items ($ in millions)	Fourth Quarter 2011	Third Quarter 2011	Fourth Quarter 2010	Full Year 2011	Full Year 2010
Pre-demutualization Retirement Benefits	$11.5	--	--	$11.5	--
Unclaimed Death Benefits (NY Section 308)	$3.6	--	--	$3.6	--
DAC Unlocking	--	$1.4	--	$1.4	$36.3
Reinsurance Transaction Impact	--	--	--	--	$10.5
Unusual Expenses[1]	--	--	--	--	$5.9
Total Impact to Pre-Tax Operating Income	$15.1	$1.4	--	$16.5	$52.7

Earnings Per Share Impact
Basic	$0.13	$0.01	$0.00	$0.14	$0.45
Diluted	$0.13	$0.01	$0.00	$0.14	$0.45
Weighted Average Shares Outstanding (in millions)
Basic	116.5	116.9	116.3	116.5	116.3
Diluted	116.5	117.1	116.3	118.0	116.3

1 Includes severance costs and tax adjustments.

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The Phoenix Companies, Inc. … 3

SELECTED COMPONENTS OF EARNINGS

($ in millions)	Fourth Quarter 2011	Third Quarter 2011	Fourth Quarter 2010	Full Year 2011	Full Year 2010
Net Investment Income	$197.3	$201.0	$228.9	$809.9	$844.6
Total Revenue[1]	$450.4	$472.1	$487.7	$1,849.7	$1,986.3

Other Operating Expenses	$69.7	$57.2	$72.2	$245.2	$291.3

1 Prior period amounts have been revised to reflect the correction of a classification error related to the historical presentation of ceded premiums related to certain reinsurance contracts within the closed block. Refer to the consolidated statement of income for additional information.

FOURTH-QUARTER AND FULL YEAR OPERATING RESULTS

•

Fourth-quarter 2011 pre-tax operating income of $2.6 million, compared with pre-tax operating income of $17.8 million for the fourth quarter of 2010, was driven by higher earnings from Phoenix’s distribution company, Saybrus Partners, Inc., and lower expenses, offset by reduced investment income and lower mortality margins. Full-year 2011 pre-tax operating income of $48.2 million, compared with a full-year 2010 pre-tax operating loss of $14.2 million, was primarily attributable to lower expenses and DAC amortization as well as strong mortality.

•

Fourth-quarter 2011 revenues of $450.4 million decreased 8 percent from the fourth quarter of 2010, due primarily to lower net investment income. Full-year 2011 revenues of $1.8 billion declined 7 percent from full-year 2010, driven primarily by lower premiums. The premium revenue decline relates almost exclusively to closed block policies (sold before the 2001 demutualization) and is consistent with expectations for this block.

•

Net investment income was $197.3 million for the fourth quarter of 2011, compared with $201.0 million for the third quarter of 2011 and $228.9 million for the fourth quarter of 2010. The decrease from the third quarter was driven primarily by fair value option investments while the year-over-year decrease was driven primarily by lower alternative asset returns. Full-year 2011 net investment income was $809.9 million, compared with $844.6 million for full-year 2010. The full-year decrease was driven primarily by lower alternative asset returns.

•

Total individual life surrenders were at an annualized rate of 6.0 percent for the fourth quarter of 2011, compared with 7.0 percent for the third quarter of 2011 and 7.7 percent for the fourth quarter of 2010.  The closed block’s annualized surrender rate was 5.5 percent for the fourth quarter of 2011, compared with 7.0 percent for the third quarter of 2011 and 7.2 percent for the fourth quarter of 2010. Total individual life surrenders for full-year 2011 were 6.5 percent, improved from 8.1 percent for full-year 2010.

•

Annuity surrenders for the fourth quarter of 2011 were at an annualized rate of 9.7 percent, improved from 11.3 percent for the third quarter of 2011 and 11.9 percent for the fourth quarter of 2010. The full-year 2011 annuity surrender rate was 11.4 percent, improved from 12.4 percent for full-year 2010.

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The Phoenix Companies, Inc. … 4

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Overall mortality experience for the fourth quarter of 2011 was in line with expectations. Full-year 2011 mortality experience was favorable compared with expectations, with very favorable experience in the open block that was a meaningful contributor to 2011 earnings.

•

Total other operating expenses improved for the fourth quarter of 2011 to $69.7 million from $72.2 million for the fourth quarter of 2010. Core operating expenses before deferrals were $48.8 million for the fourth quarter of 2011, compared with $61.8 million for the fourth quarter of 2010. The improvement primarily reflects lower professional fees and other outside services, which more than offset additional expenses associated with a previously announced policy administration system conversion. Full-year 2011 total other operating expenses improved 16 percent to $245.2 million from $291.3 million for full-year 2010, while full-year 2011 core operating expenses improved 14 percent to $197.1 million from $230.5 million for full-year 2010. Core operating expenses before deferrals represent total other operating expenses excluding premium taxes, reinsurance allowances, commissions, sales incentives and unusual expenses.

•

The company recorded a $1.5 million tax expense for the fourth quarter of 2011 and a $6.2 million tax expense for full-year 2011.

•

Annuity deposits were $275.9 million for the fourth quarter of 2011, compared with $279.0 million for the third quarter of 2011 and $135.9 million for the fourth quarter of 2010. Full-year 2011 annuity deposits were $951.5 million compared with $220.8 million for full-year 2010. New sales were comprised primarily of fixed indexed annuities.

•

Fourth-quarter 2011 net annuity flows remained positive for the fifth consecutive quarter at $171.1 million, compared with net flows of $17.5 million for the fourth quarter of 2010. Full-year 2011 net annuity flows were $466.4 million, compared with negative net flows of $261.7 million for full-year 2010, contributing to a 10 percent year-over-year increase in annuity funds under management to $4.5 billion at December 31, 2011.

•

Life insurance annualized premium was $0.6 million for the fourth quarter of 2011, compared with $0.4 million for the third quarter of 2011 and $0.8 million for the fourth quarter of 2010. Gross life insurance in-force at December 31, 2011 was $124.6 billion, a 9 percent decrease from December 31, 2010.

•

Saybrus showed continued earnings momentum for the fourth quarter of 2011 with $0.4 million of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization, including inter-company revenues) compared with $0.2 million of EBITDA for the third quarter of 2011 and an EBITDA loss of $3.0 million for the fourth quarter of 2010. For full-year 2011, Saybrus recorded a $0.5 million EBITDA loss compared with an EBITDA loss of $19.1 million for full-year 2010. Saybrus more than tripled revenues in 2011 to $18.2 million from $5.9 million in 2010 through deeper penetration within its third-party distribution relationships and strong sales of Phoenix products.

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REALIZED AND UNREALIZED INVESTMENT GAINS AND LOSSES

Net unrealized gains on fixed income securities increased to $538.2 million at December 31, 2011 from $512.7 million at September 30, 2011 and $266.1 million at December 31, 2010. The improvements were due primarily to lower treasury rates.

Net realized investment losses for full-year 2011 were $16.4 million, compared with losses of $9.9 million for full-year 2010. The change was due primarily to lower transaction gains partially offset by lower impairments.  Net other-than-temporary impairment losses recognized in earnings were $25.7 million for full-year 2011, about half of the $49.6 million recorded for full-year 2010, reflecting the improved credit environment.

The company reported $9.4 million in net realized investment losses for the fourth quarter of 2011, compared with net realized investment losses of $29.3 million for the fourth quarter of 2010. The change was due primarily to lower derivative losses and higher transaction gains. A $4.0 million pre-tax realized gain from the sale of Goodwin Capital Advisers, Inc. is also included in that change.  Net other-than-temporary impairment losses recognized in earnings were $8.6 million for the fourth quarter of 2011, compared with $10.8 million for the fourth quarter of 2010.

Realized Investment Gains and Losses ($ in millions)	Fourth Quarter 2011	Third Quarter 2011	Fourth Quarter 2010	Full Year 2011	Full Year 2010
Net Other-than-temporary Impairment Losses Recognized in Earnings	$(8.6)	$(8.4)	$(10.8)	$(25.7)	$(49.6)
Transaction Gains (Losses)	8.3	2.7	0.8	15.8	44.1
Results of Variable Annuity Hedge Program
o GMWB/GMAB Derivatives	(1.5)	(9.4)	(1.8)	(10.3)	1.7
o Non-performance Risk Factor[1]	(5.6)	26.9	(16.1)	15.9	1.4
Other Embedded Derivative Liabilities, Net	4.6	(11.8)	8.7	(9.1)	7.5
Surplus Hedge	(7.7)	8.8	(12.5)	(2.4)	(19.6)
Cross Currency	--	--	--	--	1.1
Fair Value Option Securities	1.1	(2.7)	2.4	(0.6)	3.5
Total Net Realized Investment Gains (Losses)	$(9.4)	$6.1	$(29.3)	$(16.4)	$(9.9)

Credit-related impairments net of offsets for taxes, deferred acquisition costs and policyholder dividend obligation	$(6.6)	$(6.2)	$(8.0)	$(19.8)	$(37.6)

Non-credit portion of impairment loss recognized in other comprehensive income (OCI)	$(11.0)	$(22.6)	$(14.2)	$(38.9)	$(55.6)

1Fair value adjustment to reflect the risk that the GMWB/GMAB obligation will not be fulfilled based on the company’s own credit risk.

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The Phoenix Companies, Inc. … 6

BALANCE SHEET AND LIQUIDITY

Phoenix retains its focus on maintaining appropriate levels of capital and liquidity. As of December 31, 2011, the proportion of the most highly liquid assets in its fixed income portfolio was 8.7 percent. In addition, a significant portion of the portfolio is invested in highly liquid public bonds that have market values in excess of their book values.

At December 31, 2011, cash and securities at the holding company were $101.3 million after Phoenix Life Insurance Company paid a $39.8 million dividend during the fourth quarter. The annual run rate for 2012 holding company interest and operating expenses is estimated to be $26 million.

The quality of the portfolio remained strong in the fourth quarter of 2011 with the proportion of below investment grade bonds at 8.1 percent at December 31, 2011. This was an increase from 7.6 percent at September 30,2011, primarily as a result of downgrades from PIMCO model rating changes as well as modest new purchases. The proportion decreased from 8.7 percent at December 31, 2010.

Debt-to-total-capital at December 31, 2011 remains relatively low at 24.8 percent. Phoenix has no debt maturities until 2032.

Balance Sheet ($ in millions)	December 31, 2011	December 31, 2010	Change
Total Assets	$21,439.9	$21,082.3	$357.6
Total Liabilities	$20,313.7	$19,926.8	$386.9
Indebtedness	$426.9	$427.7	$(0.8)
Total Stockholders’ Equity	$1,126.2	$1,155.5	$(29.3)
Total Stockholders’ Equity excluding Accumulated OCI	$1,296.9	$1,289.3	$7.6

Debt to Total Capital [1]	24.8%	24.9%	(0.1)%

1 Based on Total Stockholders’ Equity, excluding Accumulated OCI.

FOURTH QUARTER AND FULL YEAR PRELIMINARY STATUTORY RESULTS FOR PHOENIX LIFE INSURANCE COMPANY

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Statutory net gain from operations for Phoenix Life Insurance Company was $27.0 million for the fourth quarter of 2011 compared with $101.7 million for the fourth quarter of 2010, and statutory net income was $18.6 million for the fourth quarter of 2011, compared with $94.2 million for the fourth quarter of 2010. For full-year 2011, the statutory net gain from operations was $130.5 million, compared with a net gain of $147.8 million for full-year 2010.

•

Statutory surplus and asset valuation reserve increased 11 percent to $845.7 million at December 31, 2011 from $763.2 million at December 31, 2010.

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At December 31, 2011, Phoenix Life’s estimated risk-based capital ratio was 363 percent, rising from 282 percent at December 31, 2010. The improvement came from growth in surplus and reduced balanced sheet risk, as well as a 53 percentage point benefit from a reinsurance transaction.

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OTHER ITEMS

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The company recorded an out-of-period adjustment of $11.5 million to establish a liability for certain retirement benefits predating Phoenix’s 2001 demutualization as part of a comprehensive balance sheet review completed in the fourth-quarter of 2011.

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The company completed a review of unclaimed death benefits for all of its insurance companies following an industry-wide regulatory request (New York Section 308) that resulted in expected claims and interest totaling $11.4 million. After policyholder dividend obligation and other offsets, these prior period claims had a $3.6 million impact on fourth-quarter 2011 operating results.

•

The company strengthened reserves in its discontinued group accident and health reinsurance business by $14.9 million during the fourth quarter of 2011 reflecting recent developments in the contracts underlying the block.

CONFERENCE CALL

The Phoenix Companies, Inc. will host a conference call today (February 16) at 11 a.m. EST, to discuss with the investment community Phoenix’s fourth-quarter 2011 financial results and other matters. The conference call will be broadcast live over the Internet at www.phoenixwm.com in the Investor Relations section. The call also can be accessed by telephone at 773-799-3641 (Passcode: PHOENIX).  A replay of the call will be available through March 1, 2012 by telephone at 203-369-3694 and on Phoenix’s Web site.

ABOUT PHOENIX

The Phoenix Companies, Inc. (NYSE:PNX) is a boutique life insurance and annuity company serving customers’ retirement and protection needs through select independent distributors. Headquartered in Hartford, Connecticut, Phoenix has a history of keeping its promises since 1851. In 2011, Phoenix had annual revenues of $1.8 billion. More detailed financial information can be found in Phoenix’s financial supplement for the fourth quarter of 2011, which is available on Phoenix’s Web site, www.phoenixwm.com, in the Investor Relations section.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These forward-looking statements include statements relating to trends in, or representing management's beliefs about our future transactions, strategies, operations and financial results, and often contain words such as "will," "anticipate," "believe," "plan," "estimate," "expect," "intend," “is targeting,” "may," "should" and other similar words or expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning trends and future developments and their potential effects on us. They are not guarantees of future performance. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include,

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The Phoenix Companies, Inc. … 8

among others: (i) unfavorable general economic developments including, but not limited to, specific related factors such as the performance of the debt and equity markets and changes in interest rates; (ii) the potential adverse affect of interest rate fluctuations on our business and results of operations; (iii) the effect of adverse capital and credit market conditions on our ability to meet our liquidity needs, our access to capital and our cost of capital; (iv) the effect of guaranteed benefits within our products; (v) potential exposure to unidentified or unanticipated risk that could adversely affect our businesses or result in losses; (vi) the consequences related to variations in the amount of our statutory capital due to factors beyond our control; (vii) the possibility that we not be successful in our efforts to implement a new business plan; (viii) the impact on our results of operations and financial condition of any required increase in our reserves for future policyholder benefits and claims if such reserves prove to be inadequate; (ix) changes in our investment valuations based on changes in our valuation methodologies, estimations and assumptions; (x) further downgrades in our debt or financial strength ratings; (xi) the possibility that mortality rates, persistency rates, funding levels or other factors may differ significantly from our assumptions used in pricing products; (xii) the availability, pricing and terms of reinsurance coverage generally and the inability or unwillingness of our reinsurers to meet their obligations to us specifically; (xiii) our ability to attract and retain key personnel in a competitive environment; (xiv) our dependence on third parties to maintain critical business and administrative functions; (xv) the strong competition we face in our business from banks, insurance companies and other financial services firms; (xvi) our reliance, as a holding company, on dividends and other payments from our subsidiaries to meet our financial obligations and pay future dividends, particularly since our insurance subsidiaries' ability to pay dividends is subject to regulatory restrictions; (xvii) the potential need to fund deficiencies in our closed block; (xviii) tax developments that may affect us directly, or indirectly through the cost of, the demand for or profitability of our products or services; (xix) the possibility that the actions and initiatives of the U.S. Government, including those that we elect to participate in, may not improve adverse economic and market conditions generally or our business, financial condition and results of operations specifically; (xx) legislative or regulatory developments; (xxi) regulatory or legal actions; (xxii) potential future material losses from our discontinued reinsurance business; (xxiii) changes in accounting standards; (xxiv) the potential effect of a material weakness in our internal control over financial reporting on the accuracy of our reported financial results; and (xxv) other risks and uncertainties described herein or in any of our filings with the SEC. Certain other factors which may impact our business, financial condition or results of operations or which may cause actual results to differ from such forward-looking statements are discussed or included in our periodic reports filed with the SEC and are available on our website at www.phoenixwm.com under "Investor Relations." You are urged to carefully consider all such factors. We do not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this press release, even if such results changes or circumstances make it clear that any forward-looking information will not be realized. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this press release, such statements or disclosures will be deemed to modify or supersede such statements in this press release.

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The Phoenix Companies, Inc. … 9

Consolidated Balance Sheet

December 31, 2011 (Unaudited and Preliminary) and December 31, 2010

($ in millions)

	December 31,	December 31,
	2011	2010
ASSETS:
Available-for-sale debt securities, at fair value (amortized cost of $11,351.8 and $10,627.7)	$11,890.0	$10,893.8
Available-for-sale equity securities, at fair value (cost of $29.5 and $28.7)	35.7	47.5
Limited partnerships and other investments	601.3	600.0
Policy loans, at unpaid principal balances	2,379.3	2,386.5
Derivative instruments	174.8	136.9
Fair value option investments	86.6	102.1
Total investments	15,167.7	14,166.8
Cash and cash equivalents	194.3	121.9
Accrued investment income	175.6	169.5
Receivables	415.1	405.7
Deferred policy acquisition costs	1,317.6	1,444.3
Deferred income taxes	118.3	116.4
Other assets	164.5	180.5
Discontinued operations assets	69.2	60.4
Separate account assets	3,817.6	4,416.8
Total assets	$21,439.9	$21,082.3

LIABILITIES:
Policy liabilities and accruals	$12,967.8	$12,992.5
Policyholder deposit funds	2,429.4	1,494.1
Indebtedness	426.9	427.7
Other liabilities	613.7	546.3
Discontinued operations liabilities	58.3	49.4
Separate account liabilities	3,817.6	4,416.8
Total liabilities	20,313.7	19,926.8

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value: 116.3 million and 116.1 million shares outstanding	1.3	1.3
Additional paid-in capital	2,630.5	2,631.0
Accumulated deficit	(1,155.4)	(1,163.5)
Accumulated other comprehensive loss	(170.7)	(133.8)
Treasury stock, at cost: 11.3 million and 11.3 million shares	(179.5)	(179.5)
Total stockholders’ equity	1,126.2	1,155.5
Total liabilities and stockholders’ equity	$21,439.9	$21,082.3

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The Phoenix Companies, Inc. … 10

Consolidated Statement of Income (Unaudited and Preliminary)

Three and Twelve Months Ended December 31, 2011 and 2010

($ in millions)

	Three Months		Twelve Months
	2011	2010	2011	2010
REVENUES:
Premiums (1)	$121.4	$134.0	$459.1	$521.4
Fee income	141.1	154.1	597.1	630.2
Net investment income	197.3	228.9	809.9	844.6
Net realized investment gains (losses):
Total OTTI losses	(19.6)	(25.0)	(64.6)	(105.2)
Portion of OTTI losses recognized in other comprehensive income	11.0	14.2	38.9	55.6
Net OTTI losses recognized in earnings	(8.6)	(10.8)	(25.7)	(49.6)
Net realized investment gains (losses), excluding OTTI losses	(0.8)	(18.5)	9.3	39.7
Net realized investment losses	(9.4)	(29.3)	(16.4)	(9.9)
Total revenues	450.4	487.7	1,849.7	1,986.3

BENEFITS AND EXPENSES:
Policy benefits, excluding policyholder dividends (1)	283.2	269.3	1,083.2	1,090.0
Policyholder dividends	58.3	84.9	246.9	309.8
Policy acquisition cost amortization	38.7	64.4	210.6	298.2
Interest expense on indebtedness	7.9	7.9	31.8	31.7
Other operating expenses	69.7	72.2	245.2	291.3
Total benefits and expenses	457.8	498.7	1,817.7	2,021.0

Income (loss) from continuing operations before income taxes	(7.4)	(11.0)	32.0	(34.7)
Income tax expense (benefit)	(0.5)	(2.3)	1.9	(10.1)
Income (loss) from continuing operations	(6.9)	(8.7)	30.1	(24.6)
Income (loss) from discontinued operations, net of income taxes	(15.1)	(2.9)	(22.0)	12.0
Net income (loss)	$(22.0)	$(11.6)	$8.1	$(12.6)

1 Prior period amounts have been revised to reflect the correction of a classification error related to the historical presentation of ceded premiums related to certain reinsurance contracts within the closed block. The adjustments reflect the reclassification of ceded premiums from benefits and reserves to revenue. The adjustment reduced revenues and benefits and reserves by $24.8 million for the three months ended December 31, 2010, $21.5 million and $98.6 million for the full year 2011 and 2010, respectively. There was no impact to net income (loss), stockholders’ equity or earnings per share.

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